Exhibit 99.1
FOR IMMEDIATE RELEASE
ASYST REPORTS RESULTS FOR THIRD QUARTER OF FISCAL 2008
     FREMONT, Calif., Jan. 31, 2008 — Asyst Technologies, Inc. (Nasdaq: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today reported financial results for its fiscal third quarter ended Dec. 31, 2007.
     Net loss for the fiscal third quarter according to GAAP was $0.9 million, or $0.02 per share, which compares with net income of $0.5 million, or $0.01 per share, in the prior sequential quarter. Non-GAAP net income for the fiscal third quarter was $1.0 million, or $0.02 per share, which compares with $6.2 million, or $0.12 per share, in the prior sequential quarter.
     Net sales for the fiscal third quarter were $106.5 million, which compares with $134.8 million in the prior sequential quarter. Net sales related to automated material handling systems (AMHS) were $68.4 million, which compares with $86.2 million in the prior sequential quarter. Net sales related to tool and fab automation solutions were $38.0 million, which compares with $48.6 million in the prior sequential quarter.
     Steve Schwartz, chairman and chief executive officer of Asyst, said, “In the fiscal third quarter we continued to guide the company through the current industry downturn. Gross margin for the quarter was up despite the lower volumes. We also continued to invest in product development aimed at bringing to market what we believe are truly next-generation automation solutions that integrate our industry-leading capabilities in fab-wide material handling and at the tool front-end. We recently demonstrated some of these capabilities to customers and are driving toward our next expected development milestones currently scheduled for this spring.”
     Michael A. Sicuro, chief financial officer, said, “Despite the decline in sales, we generated cash during the quarter, which drove a $13 million increase in our cash balances and a modest reduction in our Yen-denominated debt before currency translation. We will continue to manage expenses and cash during this downturn with the objectives of maintaining our commitment to product development and preserving our liquidity in preparation for an expected improvement in customer activity later this year. Although it is too early to call this the beginning of an uptrend, we currently expect to show improvement in AMHS bookings in our fiscal fourth quarter, driven in part by a large flat panel display win.”
     The company provided the following guidance for the fiscal fourth quarter ending Mar. 31, 2008:
•	Consolidated net sales are expected to be in the range of $85-$95 million. AMHS sales are expected to be in the range of $50-$60 million, and tool and fab automation sales are expected to be approximately $35 million.

•	Net loss in accordance with GAAP is expected to be in the range of $0.12 to $0.16 per share. This does not include the impact of any restructuring charges related to consolidation and cost reduction initiatives the company expects to implement during the quarter.

•	Non-GAAP net loss is expected to be in the range of $0.09-$0.13 per share. In calculating non-GAAP net income per share, the company expects to exclude approximately $1.8 million, net of taxes, related to amortization of intangibles, as well as any restructuring or related charges.
Note: Prior to the first quarter of fiscal 2008, the company excluded stock-based compensation expense in its calculation of non-GAAP net income per share. Accordingly, comparisons of this guidance to prior period results may not be meaningful.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
The live conference call discussing these results is available today at 4:30 pm eastern time by dialing 303-262-2006. A live webcast of the conference call is publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 11107728#. The audio instant replay is available from Jan. 31 at 3:30 pm Pacific Time through Feb. 14 at 11:59 pm Pacific Time.
About Our Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with GAAP, Asyst also reports adjusted net income and net income per share, referred to respectively as “non-GAAP net income” and “non-GAAP net income per share.” Non-GAAP measures exclude the effect of amortization of intangible assets, restructuring charges associated with facility and operating consolidation and severance benefits associated with headcount reductions, stock option investigation expenses, acquisition expenses related to the AMHS segment, write-off of fees from the early extinguishment of debt, fees related to the early redemption of convertible debentures, non-recurring foreign currency translation gains (losses) from inter-company loans, and the associated income tax effect related to these non-GAAP adjustments. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares — diluted. Asyst’s management believes the non-GAAP information is useful because it can enhance the understanding of the company’s ongoing operating performance; Asyst also uses non-GAAP reporting internally to evaluate and manage its operations. Asyst has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how Asyst analyzes its operating results internally. Management also believes that these non-GAAP financial measures may be used to facilitate comparisons of our results with those of other companies in our industry. The non-GAAP net income and non-GAAP net income per share should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of Asyst’s results as reported under GAAP.
Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements regarding future financial results; and other factors more fully detailed in the company’s Annual Report on Form 10-K for the year ended March 31, 2007, and other reports filed with the Securities and Exchange Commission. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties whether the results discussed above will change as Asyst finalizes and files its financial statements; uncertainties arising from our inability to maintain effective internal control over financial reporting; the impact of lawsuits or other proceedings initiated in relation to the company’s prior stock option grant practices; the volatility of semiconductor industry cycles; our ability to achieve forecasted revenues, margins and profits; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities and investment in fab automation equipment; our ability to maintain or expand market share in our product segments; our ability to improve gross margins through product cost reduction, volume increases, and supply chain initiatives; continued risks associated with the acceptance of new products and product capabilities; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue; competition in the semiconductor equipment industry and specifically in AMHS; failure to retain and attract key employees; and other factors more fully detailed in the company’s Annual Report on Form 10-K for the year ended March 31, 2007, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark of Asyst Technologies, Inc. Copyright 1993-2008, Asyst Technologies, Inc. All Rights Reserved.

Contact:	John Swenson
Vice President, Investor Relations & Corporate Treasurer
510-661-5000
(Tables to Follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	Dec. 31	March 31,
	2007	2007
Assets
Current assets:
Cash and cash equivalents	$78,044	$99,701
Accounts receivable, net	133,692	125,889
Inventories	32,983	51,797
Prepaid expenses and other	18,550	27,888

Total current assets	263,269	305,275

Long-term Assets:
Property and equipment, net	25,857	25,138
Goodwill	87,704	83,723
Intangible assets, net	29,102	41,994
Other assets	14,817	9,556

Total long-term assets	157,480	160,411

Total assets	$420,749	$465,686

Liabilities, minority interest & shareholders’ equity
Current liabilities:
Short-term loans and notes payable	$28,705	$1,453
Current portion of long-term debt and capital leases	6,196	58,949
Accounts payable	87,424	101,287
Accrued liabilities	63,338	83,211
Deferred margin	7,389	10,880

Total current liabilities	193,052	255,780

Long-term liabilities:
Convertible notes	—	86,250
Long-term debt and capital leases, net of current portion	99,586	162
Deferred tax and other long-term liabilities	29,178	28,683

Total long-term liabilities	128,764	115,095

Minority interest	137	130

Shareholders’ equity	98,796	94,681

Total liabilities, minority interest and shareholders’ equity	$420,749	$465,686

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Net sales	$106,475	$126,135	$362,931	$365,765
Cost of sales	73,914	88,019	251,344	252,082

Gross profit	32,561	38,116	111,587	113,683

Operating expenses
Research and development	10,526	7,690	27,900	25,679
Selling, general and administrative	20,873	21,831	66,026	63,669
Amortization of acquired intangible assets	2,970	5,912	13,898	14,461
Restructuring and other charges	38	—	1,019	1,784

Total operating expenses	34,407	35,433	108,843	105,593

(Loss) income from operations	(1,846)	2,683	2,744	8,090

Write-off of fees related to early extinguishment of debt and early redemption of convertible securities	—	—	(3,135)	—
Other income (expense), net	429	(1,326)	(1,581)	(2,200)

(Loss) income before income taxes and minority interest	(1,417)	1,357	(1,972)	5,890
Benefit from (provision for) income taxes	562	(1,569)	1,203	(7,661)
Minority interest	(12)	(11)	(25)	(1,760)

Net loss prior to cumulative effect of change in accounting principle	(867)	(223)	(794)	(3,531)
Cumulative effect of change in accounting principle	—	—	—	103

Net loss	$(867)	$(223)	$(794)	$(3,428)

Basic and diluted net loss per share prior to cumulative effect of change in accounting principle	$(0.02)	$(0.00)	$(0.02)	$(0.07)
Cumulative effect of change in accounting principle	—	—	—	0.00

Basic and diluted net loss per share	$(0.02)	$(0.00)	$(0.02)	$(0.07)

Shares used in computing basic and diluted net loss per share	49,750	49,028	49,622	48,829

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
GAAP net loss	$(867)	$(223)	$(794)	$(3,428)

Non-GAAP adjustments:
Amortization of acquired intangible assets	2,970	5,912	13,898	14,461
Restructuring and severance charges	38	—	1,019	2,101
Stock option investigation expenses	—	951	—	3,701
Acquisition expenses related to AMHS segment	—	—	—	4,392
Write-off of fees related to early extinguishment of debt and early redemption of convertible debentures	—	—	3,135	—
Foreign currency translation	—	—	1,386	—
Income tax effect of non-GAAP adjustments	(1,122)	(2,177)	(6,136)	(6,384)

Non-GAAP net income	$1,019	$4,463 (1)	$12,508	$14,843

Diluted net income (loss) per share
GAAP	$(0.02)	$(0.00)	$(0.02)	$(0.07)
Non-GAAP	$0.02	$0.09	$0.25	$0.30

Weighted shares used in the per share calculation - diluted (GAAP)	49,750	49,028	49,622	48,829
Non-GAAP adjustment	165	787	534	878

Weighted shares used in the per share calculation - diluted (Non-GAAP)	49,915	49,815	50,156	49,707

(1)	For the three months ended December 31, 2006, non-GAAP net income did not include $1.5M of stock-based compensation expense.
This amount was previously identified as a non-GAAP adjustment in the Form 8-K earnings release for the third quarter of fiscal 2007 filed on February 6, 2007. We are no longer adjusting stock-based compensation expense as we are past the initial year of adoption.